                                                                      Exhibit 99

Provident Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202

Dear Sirs:

In accordance with the notification to the Securities and Exchange Commission on
Form 12b-25 of the Provident Financial Group Inc.'s inability to timely file its annual  report on Form 10-K for the year ended  December 31,  2002,  the factors described in the  succeeding  paragraph make  impractical  the submission of our report as of a date which will permit  timely  filing of your 2002 annual report to the Commission.

The Form 10-K for the year ended December 31, 2002 will include a restatement of prior year financial information, and the Registrant is not able to complete the restatement by the March 31, 2003 filing date.

You are  authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 31, 2003